shareholder
letter
Q1 2025

our mission is
to develop the
best education
in the world
and make it universally available.

DUOLINGO Q1 / FY 2025                                  2

Q1 Highlights

User Metrics	Q1 2024	Q1 2025
Daily Active Users	31.4M	46.6M
49% YoY
Monthly Active Users	97.6M	130.2M
33% YoY
Paid Subscribers	7.4M	10.3M
at period end		40% YoY
Paid Subscriber Penetration	8.6%	8.9%
as % of LTM MAUs

Financial Metrics	Q1 2024	Q1 2025
Revenue	$167.6M	$230.7M
	45% YoY	38% YoY
Total Bookings	$197.5M	$271.6M
	41% YoY	38% YoY
Net Income	$27.0M	$35.1M

Adjusted EBITDA	$44.0M	$62.8M
	26.3% margin	27.2% margin

DUOLINGO Q1 / FY 2025                                  3

Dear shareholders,

2025 is off to a fantastic start, continuing our strong momentum across user growth, monetization, and profitability. In Q1, we added more Daily Active Users (DAUs) than ever before—a clear sign that we continue to sustain meaningful growth at scale. Bookings growth exceeded our prior guidance, driven by continued subscriber growth and the strong performance of our higher-priced plans like Duolingo Max and the family plan. Profitability for Q1 was above our expectations, and we are seeing early progress in optimizing AI costs.

Given our strong execution, we are raising the midpoint of our full-year bookings guidance to 29% YoY growth (30% on a constant currency basis) and the midpoint of our full-year Adjusted EBITDA margin to 28% YoY growth. More detail can be found in the Q2 and FY 2025 Guidance section below.

First quarter highlights

•Total bookings were $271.6 million, an increase of 38% from the prior year quarter;
•Subscription bookings were $232.2 million, an increase of 44% from the prior year quarter;
•Paid subscribers totaled 10.3 million at quarter end, an increase of 40% from the prior year quarter;
•Daily active users (DAUs) were 46.6 million, an increase of 49% from the prior year quarter, and monthly active users (MAUs) were 130.2 million, an increase of 33% from the prior year quarter;
•Total revenues were $230.7 million, an increase of 38% from the prior year quarter;
•Net income was $35.1 million, compared to $27.0 million in the prior year quarter;
•Adjusted EBITDA was $62.8 million, compared to $44.0 million in the prior year quarter, a 27.2% versus 26.3% Adjusted EBITDA margin, respectively; and
•Net cash provided by operating activities was $105.6 million, compared to $83.5 million in the prior year quarter, and free cash flow(1) was $103.0 million, compared to $78.5 million in the prior year quarter.

Sustained user growth and engagement

This quarter, we launched one of our most successful marketing campaigns ever and spent practically nothing on it: Dead Duo. This social-led narrative—a ‘whodunit’ mystery—generated 1.7 billion organic impressions, and drove a meaningful lift in new and resurrected users as our community rallied around their favorite owl.

While brand moments like Dead Duo spark significant user growth, our ongoing A/B testing aims to continue to make our product itself a durable growth engine. Our testing infrastructure allows us to explore hundreds of ideas at once, measure their impact rigorously, and let the best ones shape our product. In Q1, we launched several improvements across the user experience to drive user retention and engagement, including playful visual updates and end-of-day nudges to remind users to complete their lessons. We also brought more of our "unhinged" personality into the app, with updated lesson-end animations that celebrate user achievements in funny and unexpected ways.

(1) The prior period has been recast to conform to current period presentation.
DUOLINGO Q1 / FY 2025                                  4

Just a few of the ways we celebrate your progress...with a healthy dose of weirdness

As we continue expanding our learning content to reach more users, I’m excited that we will be rolling out our Chess course in the coming weeks. Like Music and Math, this expands our learning footprint beyond language, offering another fun way to build practical skills. We chose Chess as our next subject because it trains strategic thinking, problem-solving, and mental agility—skills that are valuable far beyond the game itself. Learners start with the basics, like how each piece moves, and progress to more advanced tactics through bite-sized challenges and full games against Duolingo characters like Oscar, our new chess coach.

Sharpen your skills one challenge at a time, no grandmaster title required

DUOLINGO Q1 / FY 2025                                  5

Users are open to trying new subjects like Chess because they trust us to offer fun experiences. Then we let our beautifully designed, engaging product take it from there. It’s why we’re so excited about expanding beyond language learning in the long-term.

Monetization and subscriber growth

Our subscription business remains strong. Adoption of our highest-priced subscription tier, Duolingo Max, is growing, and its flagship feature, Video Call, allows learners to chat with Lily in a fun, low-stakes environment that builds confidence over time. We have a number of feature enhancements that will be launched in the next few months, including a new Video Call practice tab that will give learners the opportunity to review past conversations and listen to voice messages from Lily.

Now in 3D: Conversations with Lily that feel a little too real

We’re also enhancing the experience further by making Lily and her environment 3D. We are adding more interactive backgrounds and lifelike animations to make conversations feel more immersive. These enhancements are aimed at making Duolingo Max more engaging and differentiated—ultimately driving greater adoption of our highest-value subscription tier.

Profitability and operational leverage

With AI-powered learning features like Video Call and Role Play, we believe Duolingo Max represents one of our biggest opportunities, even as it comes with variable costs that we are actively managing. Last quarter, we shared that we’d begin experimenting with AI-cost-optimization measures in the first half of this year, and would start launching them in the second half. However, some of these improvements were so straightforward that we implemented them ahead of schedule in Q1.
DUOLINGO Q1 / FY 2025                                  6

For example, we made model optimizations that significantly reduced costs for Role Play. Though Role Play represents a small portion of our overall GenAI costs, we expect the process we followed to reduce its costs is indicative of how we can implement further cost-saving measures in the second half of the year.

At the same time, we continued to expand our learning content at an unprecedented pace. We were able to introduce nearly 150 new language courses for different geographies in Q1 using AI-generated content. These efficiencies are what have allowed us to grow both users and bookings while maintaining strong profit margins.

Closing remarks

2025 is shaping up to be an exciting year. We’re executing well on the three core priorities we laid out for the year in our Q4 shareholder letter: driving subscription bookings through user growth and conversion gains, using AI to enhance Video Call and scale content, and growing profitably with operational discipline.

And, as always, we’re having fun along the way. After Dead Duo, we followed up with our latest April Fools marketing campaign: a Duolingo-themed cruise, complete with a line of exclusive merch you’ll need to pack for your next vacation.

Now, if you’ll excuse me, I have a checkmate to plan. See you on the board!

Luis von Ahn
CEO and Co-Founder
DUOLINGO Q1 / FY 2025                                  7

financial performance and outlook

Summary of Financial and Key Operating Metrics

(in millions)	Q1 2024	Q1 2025	YoY
User Metrics

Monthly active users (MAUs)	97.6	130.2	33%
Daily active users (DAUs)	31.4	46.6	49%
Paid subscribers (period end)	7.4	10.3	40%
Operating Metrics

Subscription bookings	$161.5	$232.2	44%
Total bookings	$197.5	$271.6	38%
GAAP Financial Measures

Revenues	$167.6	$230.7	38%
Gross profit	$122.4	$164.1	34%
Gross margin (%)	73.0%	71.1%	~(2) pts
Net income	$27.0	$35.1	30%
Net cash from operating activities	$83.5	$105.6	26%
Non-GAAP Financial Measures (†)

Adjusted EBITDA	$44.0	$62.8	43%
Adjusted EBITDA margin	26.3%	27.2%	~1 pt
Free cash flow (1)	$78.5	$103.0	31%
Free cash flow margin (1)	46.8%	44.6%	~(2) pts

(†) Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

Amounts reported in millions are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. In addition, percentages presented are calculated from the underlying numbers in thousands and may not add to their respective totals due to rounding.

(1) The prior period has been recast to conform to current period presentation.
DUOLINGO Q1 / FY 2025                                     9

Bookings ($M)	Revenue ($M)

+38%	+38%

Subscription	Non-Subscription

In Q1, total bookings were $271.6 million, growing 38% year over year on a reported basis (42% on a constant currency basis), driven primarily by a 44% increase in subscription bookings on a reported basis (48% on a constant currency basis). Revenues totaled $230.7 million in Q1, representing a 38% increase on a reported basis (40% on a constant currency basis), driven primarily by growth in subscription revenue, which grew 45% year over year on a reported basis (47% on a constant currency basis), and comprised 83% of revenues.

The increase in both subscription bookings and subscription revenue was primarily attributable to an increase in the average number of paid subscribers year over year.

The table below provides revenues by product type:

(in millions)	Q1 2024	Q1 2025	Change	% Change

Subscription	$131.7	$191.0	$59.3	45%
Other (1)	$35.9	$39.8	$3.9	11%
Total revenues	$167.6	$230.7	$63.2	38%

Total gross margin was 71.1% and 73.0% during the three months ended March 31, 2025 and 2024, respectively. The year-over-year decline was mainly due to lower subscription gross margin as a result of increased generative AI costs related to the expansion of our Duolingo Max tier.

(1) Other revenue is comprised mainly of Advertising, Duolingo English Test, and In-App Purchases.
DUOLINGO Q1 / FY 2025                                     10

GAAP Operating Expenses (% of Revenue)	Non-GAAP Operating Expenses (% of Revenue)

R&D	S&M	G&A

We report three categories of operating expenses: Research and development (R&D), Sales and marketing (S&M), and General and administrative (G&A). Non-GAAP operating expenses† represent GAAP expenses adjusted for depreciation, amortization, stock-based compensation expenses related to equity awards, and other expenses. The most significant adjustment in Q1 2025 was for stock-based compensation (SBC) expenses related to equity awards of $34.5 million. Approximately 12% of our SBC expense in Q1 was related to our pre-IPO founder equity awards, which are intended to serve as our founders’ sole equity award opportunity through 2031.

In Q1, we achieved operating leverage across both GAAP and non-GAAP total operating expenses, as revenue growth continued to outpace expense growth. GAAP and non-GAAP R&D expenses represented 31% and 22% of revenue, respectively, both essentially flat to the prior year. GAAP and non-GAAP S&M expenses also held steady at 12% and 11%, respectively, reflecting continued investment discipline. The most meaningful leverage came from G&A, which declined from 21% to 19% of revenue on a GAAP basis, and from 14% to 13% on a non-GAAP basis.

† Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.
DUOLINGO Q1 / FY 2025                                     11

Adjusted EBITDA ($M)	Free Cash Flow ($M) (1)

26.3%	27.2%	Margin	46.8%	44.6%

In Q1, Adjusted EBITDA† increased by $18.8 million year over year to $62.8 million, a 27.2% Adjusted EBITDA margin†. The increase in margin was driven by strong top-line growth and greater operating efficiency.

During Q1, free cash flow (FCF)† increased by $24.5 million year over year to $103.0 million, a 44.6% FCF margin†. The increase was driven primarily by an increase in cash from operations.

† Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.
(1) The prior period has been recast to conform to current period presentation.
DUOLINGO Q1 / FY 2025                                     12

Q2 and FY 2025 Guidance

Duolingo is providing the following guidance for the second quarter ending June 30, 2025, and the full year ending December 31, 2025(1).

(in millions)	Q2 2025	FY 2025
Bookings	$243.5 - $246.5	$1,117.5 - $1,126.5
YoY Bookings Growth	28.1% - 29.7%	28.4% - 29.4%
Revenues	$238.5 - $241.5	$987 - $996
YoY Revenue Growth	33.7% - 35.4%	31.9% - 33.2%
Adjusted EBITDA	$58.4 - $61.6	$271.4 - $283.9
Adjusted EBITDA margin	24.5% - 25.5%	27.5% - 28.5%

(1)     Our guidance in the table above assumes foreign exchange rates as of March 31, 2025. On a constant currency basis, assuming the average foreign exchange rates for Q2 2024 remained constant for Q2 2025, we estimate our Q2 2025 year-over-year growth for bookings and revenue at 29.0% to 30.6% and 34.7% to 36.4%, respectively. On a constant currency basis, assuming the average foreign exchange rates for full-year 2024 remained constant for full-year 2025, we estimate our full-year 2025 year-over-year growth for bookings and revenue at 29.8% to 30.9% and 33.2% to 34.4%, respectively.

With regards to the non-GAAP Adjusted EBITDA and Adjusted EBITDA margin outlook provided above, a reconciliation to GAAP net income, the most directly comparable financial measure presented in accordance with GAAP, has not been provided as the quantification of certain items included in the calculation of GAAP net income cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expenses related to equity awards requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Guidance Commentary

Based on our Q1 results and what we’re seeing so far in the second quarter, we’re raising our full-year bookings guidance (numbers have been rounded from the table above).
•We expect Q2 bookings to grow 29% year-over-year, or 30% on a constant currency basis at the midpoint. Our Q2 bookings guidance assumes DAUs will grow in the range of 40% to 45%.
•We now expect our FY 2025 bookings to grow 29% year-over-year, or 30% on a constant currency basis at the midpoint.
•Our outlook uses exchange rates as of the end of Q1, so if the recent weakness in the USD persists, it would result in an upside to our bookings and revenue guidance since over half of our bookings and revenue come from outside the U.S.

DUOLINGO Q1 / FY 2025                                     13

For gross margin, we continue to expect a year-over-year decline of approximately 150 basis points in FY 2025, which is a slight improvement from the guidance we provided last quarter. This is driven by stronger-than-expected Q1 results, where the gross margin decline was closer to 200 basis points year-over-year versus the 300 basis points we had anticipated. For Q2, we continue to expect gross margin to be about 50 basis points lower compared to Q1, and we feel confident that gross margins will improve in the second half of the year.

Based on our strong top line growth year to date and continued cost discipline, we’re raising our full-year Adjusted EBITDA margin guidance to 28% at the midpoint, representing a 230 basis point expansion over last year and a full-year incremental margin of 35% at the midpoint. For Q2, we are guiding to an Adjusted EBITDA margin of 25% at the midpoint, which is consistent with our commentary from last quarter.

As to the second half of the year, we expect year-over-year bookings growth rate to step down by about 300 basis points in Q3, and then by less than that in Q4. Our revenue growth rate is expected to follow a similar directional trend. For profitability, we expect sequential Adjusted EBITDA margin expansion of about 200 basis points in Q3, and even more meaningful expansion in Q4 as we expect to realize AI cost efficiencies and our marketing spend to moderate as a percentage of revenue.

Finally, we continue to expect fully diluted share count to increase by about 1% in 2025.

DUOLINGO Q1 / FY 2025                                     14

Dilutive Securities

Duolingo has various dilutive securities outstanding. The table below details these securities:

(Amounts in millions, except share price)	Price as of March 31, 2025	Weighted-average exercise price	Shares
Share price	$310.54
Common stock outstanding as of March 31, 2025			45.4
Founder awards (1)			1.4
Dilutive effect of stock options outstanding (2)		$20.37	1.2
RSUs outstanding			1.6
Total estimated diluted shares outstanding			49.6

Video Webcast

Duolingo will host a video webcast to discuss its first quarter results today, May 1, 2025, at 5:30 p.m. ET. This live webcast and related materials will be publicly available and can be accessed at investors.duolingo.com. A replay will be available on the Investor Relations website two hours following completion of the webcast and will remain available for a period of one year.

About Duolingo

Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

(1)Includes 0.8 million underlying performance-based Restricted Stock Units ("RSUs") where performance criteria have not been satisfied.
(2)The Company has 1.2 million options outstanding as of March 31, 2025. The estimated dilutive effect is calculated as the number of shares expected to be issued upon vesting or exercise, adjusted for the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Duolingo common stock.
DUOLINGO Q1 / FY 2025                                     15

Definitions

Monthly Active Users (MAUs). MAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each month. MAUs are reported for a measurement period by taking the average of the MAUs for each calendar month in that measurement period. The measurement period for MAUs is the three months ended March 31, 2025 and the same period in the prior year where applicable, and the analysis of results is based on those periods. MAUs are a measure of the size of our global active user community on Duolingo.

Daily Active Users (DAUs). DAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each calendar day. DAUs are reported for a measurement period by taking the average of the DAUs for each day in that measurement period. The measurement period for DAUs is the three months ended March 31, 2025 and the same period in the prior year where applicable, and the analysis of results is based on those periods. DAUs are a measure of the consistent engagement of our global user community on Duolingo.

Paid Subscribers. Paid subscribers are defined as users who pay for access to any Duolingo subscription offering and had an active subscription as of the end of the measurement period. Each unique user account is treated as a single paid subscriber regardless of whether such user purchases multiple subscriptions, and the count of paid subscribers does not include users who are currently on a free trial or who are non-paying members of a family plan.

Subscription Bookings and Total Bookings. Subscription bookings represent the amounts we receive from a purchase of any Duolingo subscription offering. Total bookings include subscription bookings, income from advertising networks for advertisements served to our users, purchases of the Duolingo English Test, and in-app purchases of virtual goods. We believe bookings provide an indication of trends in our operating results, including cash flows, that are not necessarily reflected in our revenues because we recognize subscription revenues ratably over the lifetime of a subscription, the majority of which are twelve months in duration.

Limitation of Key Operating Metrics and Other Data

We manage our business by tracking several operating metrics, including MAUs, DAUs, paid subscribers, and subscription and total bookings. While these metrics are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. These metrics are determined by using internal data gathered on an analytics platform that we developed and operate and have not been validated by an independent third party. This platform tracks user account and session activity. If we fail to maintain an effective analytics platform, our metrics calculations may be inaccurate. We believe that these metrics are reasonable estimates of our user base for the applicable period of measurement, and that the methodologies we employ and update from time-to-time to create these metrics are reasonable bases to identify trends in user behavior. Because we update the methodologies we employ to create metrics, our operating metrics may not be comparable to those in prior periods. Other companies, including companies in our industry, may calculate these metrics differently.
DUOLINGO Q1 / FY 2025                                     16

Non-GAAP Financial Measures

We use certain non-GAAP financial measures to supplement our Unaudited Condensed Consolidated Financial Statements, which are presented in accordance with GAAP. Non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA margin, constant currency measures, non-GAAP R&D expense, non-GAAP S&M expense and non-GAAP G&A expense (collectively, the “non-GAAP operating expenses”), free cash flow, and free cash flow margin. Please refer to the definitions and reconciliation at the end of this letter. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

The effect of currency exchange rates on our business is an important factor in understanding period to period comparisons. We use non-GAAP percentage change in constant currency revenues and bookings, which exclude the impact of fluctuations in foreign currency exchange rates, for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe this information is useful to investors to facilitate comparisons and better identify trends in our business. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We calculate constant currency revenues by translating current period foreign currency revenues using prior-year exchange rates applied consistently over the full revenue recognition period. We calculate constant currency bookings by using current period foreign currency bookings and translating them to constant currency using prior year comparable period exchange rates. The constant currency percentage change for revenues and bookings is calculated by dividing the difference between the constant currency amount and the prior year comparable period amount by the prior year comparable period amount.

DUOLINGO Q1 / FY 2025                                     17

Forward-Looking Statements

This Shareholder Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this letter, including without limitation, statements regarding our business model and strategic priorities for growth, product enhancement, and monetization, including the expected benefits and efficacy of new products and product updates for user growth and retention, the effectiveness of our marketing efforts, and our financial outlook, including our operational leverage, are forward-looking statements. Without limiting the generality of the foregoing, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are neither promises nor guarantees, but involve a number of known and unknown risks, uncertainties and assumptions that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: our ability to retain and grow our users and sustain their engagement with our products; competition in the online language learning industry; our limited operating history; our ability to maintain profitability; our ability to manage our growth and operate at such scale; the success of our investments; our reliance on third-party platforms to store and distribute our products and collect revenue; our reliance on third-party hosting and cloud computing providers; our ability to compete for advertisements; acceptance by educational organizations of technology-based education; our ability to access, collect, use, and otherwise process Personal Data about our users and payers, and to comply with applicable data privacy laws; our ability to successfully develop, implement and use of artificial intelligence and machine learning technologies; our ability adequately obtain, protect and maintain our intellectual property rights; and the other important factors more fully detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as any such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (“SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at investors.duolingo.com. All forward-looking statements speak only as of the date of this letter. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.duolingo.com, and also from time to time may use social media channels, including our X account x.com/duolingo and our LinkedIn account linkedin.com/company/duolingo, as an additional means of disclosing public information to investors, the media, and others interested in us. It is possible that certain information we post on our website and on social media could be deemed to be material information, and we encourage investors, the media, and others interested in us to review the business and financial information we post on our website and on the social media channels identified above, in addition to following our press releases, SEC filings, public conference calls, presentations, and webcasts. The information contained on, or that may be accessed through, our website and our social media channels is not incorporated by reference into, and is not a part of, this document.
DUOLINGO Q1 / FY 2025                                     18

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2024	March 31, 2025

ASSETS
Cash and cash equivalents	$785,791	$883,996
Short-term investments	91,854	115,284
Accounts receivable	128,923	114,183
Deferred cost of revenues	80,162	89,564
Prepaid expenses and other current assets	14,858	16,630
Noncurrent assets	200,140	183,489
Total assets	$1,301,728	$1,403,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenues	372,884	415,023
Accounts payable	6,381	2,546
Other current liabilities	42,966	36,916
Long-term obligation under operating leases	54,656	54,533
Deferred tax liabilities, net	291	302
Total liabilities	477,178	509,320
Total stockholders’ equity	824,550	893,826
Total liabilities and stockholders' equity	$1,301,728	$1,403,146
DUOLINGO Q1 / FY 2025                                     19

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
(in thousands)	2024	2025

Revenues	$167,553	$230,743
Cost of revenues	45,191	66,647
Gross profit	122,362	164,096
Operating expenses:
Research and development	50,878	70,390
Sales and marketing	19,931	26,662
General and administrative	35,114	43,450
Total operating expenses	105,923	140,502
Income from operations	16,439	23,594
Other (expense) income, net	(621)	1,001
Income before interest income and income taxes	15,818	24,595
Interest income	10,033	10,415
Income before income taxes	25,851	35,010
Benefit from income taxes	(1,105)	(125)
Net income and comprehensive income	$26,956	$35,135
Net income per share attributable to Class A and Class B common stockholders, basic	$0.63	$0.78
Net income per share attributable to Class A and Class B common stockholders, diluted	$0.57	$0.72

DUOLINGO Q1 / FY 2025                                     20

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(in thousands)	2024	2025

Cash flows from operating activities:
Net income	$26,956	$35,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,074	3,590
Stock-based compensation expense	24,985	31,018
Accretion on marketable securities, net	—	(550)
Changes in assets and liabilities:	29,499	36,438
Net cash provided by operating activities	83,514	105,631
Net cash used for investing activities	(5,021)	(10,549)
Net cash provided by financing activities	3,610	3,123
Net increase in cash, cash equivalents and restricted cash	82,103	98,205
Cash, cash equivalents and restricted cash - Beginning of period	750,345	788,526
Cash, cash equivalents and restricted cash - End of period	$832,448	$886,731

DUOLINGO Q1 / FY 2025                                     21

appendix

e

Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin and GAAP Operating Expenses and Non-GAAP Operating Expenses

Adjusted EBITDA is defined as net income excluding interest income, income taxes, depreciation and amortization, stock-based compensation expenses related to equity awards, and acquisition earn-out costs. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues. GAAP operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Non-GAAP operating expenses are defined as the respective GAAP operating expenses excluding depreciation and amortization, stock-based compensation expenses related to equity awards, and, as applicable, acquisition earn-out costs. These non-GAAP financial measures are used by management to evaluate the financial performance of our business and we present these non-GAAP financial measures because we believe that they are helpful in highlighting trends in our operating results and that they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The following tables present a reconciliation of our net income and GAAP operating expenses, the most directly comparable financial measures presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA margin and non-GAAP operating expenses, respectively.

	Three Months Ended March 31,
(in thousands)	2024	2025
Net income	$26,956	$35,135
Add (deduct):
Interest income	(10,033)	(10,415)
Benefit from income taxes	(1,105)	(125)
Depreciation and amortization	2,074	3,590
Stock-based compensation expenses related to equity awards (1)	26,113	34,519
Acquisition earn-out costs (2)	—	100
Adjusted EBITDA	$44,005	$62,804

Revenues	$167,553	$230,743

Adjusted EBITDA margin	26.3%	27.2%

DUOLINGO Q1 / FY 2025                                          23

Reconciliation: GAAP to Non-GAAP Operating Expense
	Three Months Ended March 31,
(in thousands)	2024	2025

Total GAAP Operating Expense	$105,923	$140,502
Less: Depreciation and amortization	(1,226)	(1,379)
Less: Stock-based compensation expenses related to equity awards (1)	(26,097)	(34,499)
Less: Acquisition earn-out costs (2)	—	(100)
Non-GAAP Operating Expense	$78,600	$104,524

Reconciliation: GAAP to Non-GAAP R&D Expense
	Three Months Ended March 31,
(in thousands)	2024	2025

Total GAAP R&D Expense	$50,878	$70,390
Less: Depreciation and amortization	(440)	(756)
Less: Stock-based compensation expenses related to equity awards (1)	(13,542)	(18,972)
Non-GAAP R&D Expense	$36,896	$50,662

Reconciliation: GAAP to Non-GAAP S&M Expense
	Three Months Ended March 31,
(in thousands)	2024	2025

Total GAAP S&M Expense	$19,931	$26,662
Less: Depreciation and amortization	(211)	(221)
Less: Stock-based compensation expenses related to equity awards (1)	(1,083)	(1,503)
Non-GAAP S&M Expense	$18,637	$24,938

Reconciliation: GAAP to Non-GAAP G&A Expense
	Three Months Ended March 31,
(in thousands)	2024	2025

Total GAAP G&A Expense	$35,114	$43,450
Less: Depreciation and amortization	(575)	(402)
Less: Stock-based compensation expenses related to equity awards (1)	(11,472)	(14,024)
Less: Acquisition earn-out costs (2)	—	(100)
Non-GAAP G&A Expense	$23,067	$28,924
DUOLINGO Q1 / FY 2025                                          24

Reconciliation: Free Cash Flow and Free Cash Flow Margin

Free cash flow is defined as net cash provided by operating activities, less capitalized software development costs and purchases of property and equipment. Beginning in Q1 2025, we have aligned our calculation of free cash flow to this definition, and prior periods in this letter have been recast to conform to this presentation. Free cash flow margin is defined as Free cash flow as a percentage of revenues. We believe that Free cash flow is a measure of liquidity that provides useful information to our management, investors and others in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. Free cash flow has certain limitations in that it does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments. The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow.

	Three Months Ended March 31,
(in thousands)	2024	2025

Net cash provided by operating activities	$83,514	$105,631
Less: Capitalized software development costs and purchases of intangible assets	(3,607)	(1,310)
Less: Purchases of property and equipment	(1,414)	(1,309)
Free cash flow (3)	$78,493	$103,012

Revenues	$167,553	$230,743

Free cash flow margin	46.8%	44.6%

(1) In addition to stock-based compensation expense of $25.0 million and $31.0 million for the three months ended March 31, 2024 and 2025, respectively, this includes costs incurred related to taxes paid on equity transactions.
(2) Represents costs incurred related to the earn-out payments on an acquisition.
(3) The prior period has been recast to conform to current period presentation.
DUOLINGO Q1 / FY 2025                                          25

Contacts

Investor Relations:
Deborah Belevan, VP of Investor Relations
ir@duolingo.com

Press:
Sam Dalsimer, Global Head of Communications
press@duolingo.com
DUOLINGO Q1 / FY 2025                                          26